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                                                                    EXHIBIT 99.9

                               CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT

                              SELSIUS SYSTEMS INC.

                            1997 STOCK INCENTIVE PLAN

OPTIONEE: [Optionee]

                This STOCK OPTION ASSUMPTION AGREEMENT is effective as of the 20th day of November, 1998 by Cisco Systems, Inc., a California corporation ("Cisco").

                WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Selsius Systems Inc., a Delaware corporation ("Selsius"), which were granted to Optionee under the 1997 Stock Incentive Plan (the "Plan"), which is evidenced by the following agreements between Selsius and Optionee: (i) a Stock Option Award (the "Option Award"), (ii) the Terms and Conditions to the Stock Option Award, and
(iii) the Disclosure Statement and Waiver Letter (collectively, the "Waiver").dated October 13, 1998, amending the Option Award (and the Plan, as incorporated into the Option Award). The Option Award, including the incorporated provisions of the relevant Plan as amended by the Waiver, shall be referred to in this document as the "Amended Option Agreement."

                WHEREAS, Selsius has on November 20, 1998 been acquired by Cisco through Cisco's purchase of one hundred percent (100%) of Selsius' capital stock from InteCom Inc., a Delaware corporation, and certain individuals (the "Transaction") pursuant to the Stock Purchase Agreement dated October 13, 1998, by and among Cisco, InteCom Inc. and Selsius (the "Stock Purchase Agreement").

                WHEREAS, the provisions of the Stock Purchase Agreement require Cisco to assume all obligations of Selsius under all outstanding options under the Plans at the consummation of the Transaction and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

                WHEREAS, pursuant to the provisions of the Stock Purchase Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Transaction is 2.37438777 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of Selsius common stock ("Selsius Stock").

                WHEREAS, this Agreement is effective immediately upon the consummation of the Transaction (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plans which have become necessary by reason of the assumption of those options by Cisco in connection with the Transaction.



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                NOW, THEREFORE, it is hereby agreed as follows:

                1. The number of shares of Selsius Stock subject to the options held by Optionee immediately prior to the Effective Time (the "Selsius Options") and the exercise price payable per share are set forth in Exhibit A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Selsius under each of the Selsius Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each Selsius Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each Selsius Option hereby assumed shall be as specified for that option in attached Exhibit A, and the adjusted exercise price payable per share of Cisco Stock under the assumed Selsius Option shall also be as indicated for that option in attached Exhibit A.

                2. The intent of the foregoing adjustments to each assumed Selsius Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Transaction, approximate the spread which existed, immediately prior to the Transaction, between the then aggregate fair market value of the Selsius Stock subject to the Selsius Option and the aggregate exercise price in effect at such time under the Amended Option Agreement. Such adjustments are also designed to preserve, immediately after the Transaction, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Selsius Option immediately prior to the Transaction.

                3. The following provisions shall govern each Selsius Option hereby assumed by Cisco:

                (a) Unless the context otherwise requires, all references in each Amended Option Agreement and in the Plan (as incorporated into such Amended Option Agreement) (i) to the "Company" or "Selsius" shall mean Cisco, (ii) "Shares" or "Option Shares" shall mean shares of Cisco Stock, (iii) to the "Board of Directors" or the "Board" shall mean the Board of Directors of Cisco and (iv) to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                (b) The grant date and the expiration date of each assumed Selsius Option and all other provisions which govern either the exercise or the termination of the assumed Selsius Option shall remain the same as set forth in the Amended Option Agreement applicable to that option, and the provisions of the Amended Option Agreement shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

                (c) Pursuant to the terms of the Amended Option Agreement, the assumed Selsius option shall NOT vest and become fully exercisable on an accelerated basis upon the consummation of the Transaction. Each assumed Selsius Option shall therefore remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Amended Option Agreement immediately prior to the Effective Time, with shares of Cisco stock subject to each installment adjusted to reflect the Exchange Ratio. Each Selsius Option shall be assumed by Cisco as of the Effective Time.



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                (d) Pursuant to the terms of the Amended Option Agreement, following the Transaction, each assumed Selsius Option that had not previously vested will automatically vest in full and become immediately exercisable upon termination of the Optionee's employment with Cisco Without Cause (as the term "Without Cause" is defined in the Amended Option Agreement) within one (1) year of the Effective Date.

                (e) For purposes of applying any and all provisions of the Amended Option Agreement and the relevant Plan relating to Optionee's right to continued service with Selsius, Optionee shall be deemed to continue in such status for so long as Optionee renders services to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Amended Option Agreement governing the termination of the assumed Selsius Options upon Optionee's cessation of service to Selsius shall hereafter be applied on the basis of Optionee's cessation of service to Cisco and its subsidiaries, and each assumed Selsius Option shall accordingly terminate, within the designated time period in effect under the Amended Option Agreement for that option, following such cessation of service to Cisco and its subsidiaries. Accordingly, the Optionee must exercise their assumed Selsius Option within thirty
        (30) days following the termination of their employment with Cisco without Cause (as defined in (d)).

                (f) The adjusted exercise price payable for the Cisco Stock subject to each assumed Selsius Option shall be payable in any of the forms authorized under the Amended Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Selsius Stock prior to the Transaction shall be taken into account.

                (g) In order to exercise each assumed Selsius Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                      Cisco Systems, Inc.
                      255 West Tasman Drive, Building J
                      San Jose, CA 95134
                      Attention: Option Plan Administrator

                4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Amended Option Agreement as in effect immediately prior to the Transaction shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.



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                IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock
Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 16 day of December, 1998.

                                       CISCO SYSTEMS, INC.

                                       By:
                                          --------------------------------------
                                                   Larry R. Carter
                                                   Corporate Secretary

                                 ACKNOWLEDGMENT

                The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Selsius Options hereby assumed by Cisco are as set forth in the Amended Option Agreement, the Plan and such Stock Option Assumption Agreement.


                                       -----------------------------------------
                                       [Optionee], OPTIONEE

DATED: __________________, 1998




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                                    EXHIBIT A

                Optionee's Outstanding Options to Purchase Shares
                             of Selsius Systems Inc.
                         Common Stock (Pre-Transaction)
                                       and
                Optionee's Outstanding Options to Purchase Shares
                             of Cisco Systems, Inc.
                         Common Stock (Post-Transaction)